This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

October 13, 2006

NOTICE OF VARIATION AND EXTENSION

by

CVRD CANADA INC.

a wholly-owned indirect subsidiary of

of its

OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

INCO LIMITED

for Cdn.$86.00 per common share

CVRD Canada Inc. (the “Offeror”), a wholly-owned indirect subsidiary of Companhia Vale do Rio Doce (“CVRD”), hereby gives notice that it has varied the terms of its offer (the “Offer”) dated August 14, 2006, as varied and extended by the Notice of Variation and Extension dated September 26, 2006 (the “First Extension”), to purchase all of the outstanding common shares of Inco Limited (“Inco”), together with the associated rights (the ‘‘SRP Rights’’) issued and outstanding under the shareholder rights plan of Inco (the ‘‘Shareholder Rights Plan’’) (together, the ‘‘Shares’’), and including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined below) upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares, by extending the expiry time of the Offer from 8:00 p.m. (Toronto time) on October 16, 2006 to midnight (Toronto time) on October 23, 2006.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL MIDNIGHT (TORONTO TIME)

ON OCTOBER 23, 2006, UNLESS THE OFFER IS FURTHER EXTENDED OR WITHDRAWN (THE “EXPIRY TIME”).

This Notice of Variation and Extension should be read in conjunction with the Offer and accompanying Circular (the “Circular”) dated August 14, 2006 as varied and amended by the First Extension (which together constitute the “Offer and Circular”). Except as otherwise set forth herein, the terms and conditions previously set forth in the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. Unless the context otherwise requires, references in this document to the “Offer” mean the Offer and Circular and this Notice of Variation and Extension. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the respective meanings set out in the Offer and Circular.

Shareholders who have validly deposited and not withdrawn their Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on yellow paper) that accompanied the Offer and Circular (or a manually executed facsimile thereof) and deposit it, together with the share certificate(s) representing their Shares and all other required documents, in accordance with the instructions in the Letter of Transmittal at any of the offices of Computershare Investor Services Inc. (the “Depositary”) or Computershare Trust Company, N.A. (the “U.S. Forwarding Agent”) specified in the Letter of Transmittal not later than the Expiry Time. Alternatively, Shareholders may: (a) follow the procedures for book-entry transfer of Shares described under ‘‘Manner of Acceptance — Acceptance by Book-Entry Transfer’’ in Section 3 of the Offer and Circular; or (b) follow the procedure for guaranteed delivery set forth in Section 3 of the Offer and Circular, “Manner of Acceptance - Procedure for Guaranteed Delivery” by using the Notice of Guaranteed Delivery (printed on pink paper) that accompanied the Offer and Circular (or a manually signed facsimile thereof). Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance in tendering their Shares.

Questions and requests for assistance may be directed to Credit Suisse Securities (Canada), Inc., UBS Securities Canada Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC (collectively, the ‘‘Dealer Managers’’), the Depositary, or the information agent, Kingsdale Shareholder Services Inc. (the ‘‘Information Agent’’). Contact details for such persons may be found on the last page of this document. Additional copies of this document, the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the Dealer Managers or the Information Agent at their respective addresses shown on the last page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

The Dealer Managers for the Offer are:

In Canada
Credit Suisse Securities (Canada), Inc.	UBS Securities Canada Inc.
In the United States
Credit Suisse Securities (USA) LLC	UBS Securities LLC

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should be aware that the disposition of Shares by them pursuant to the Offer may have tax consequences both in Canada and in the United States. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See ‘‘Certain Canadian Federal Income Tax Considerations’’ in Section 18 of the Circular and ‘‘Certain U.S. Federal Income Tax Considerations’’ in Section 19 of the Circular.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, CVRD is incorporated under the laws of Brazil and Inco is incorporated under the laws of Canada and that a majority of their officers and directors are residents of Canada (in the case of Inco) and Brazil (in the case of the Offeror and CVRD) and that all or a substantial portion of the assets of the Offeror, CVRD and Inco and of the above mentioned persons may be located outside of the United States.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NOTICE TO HOLDERS OF INCO OPTIONS, CONVERTIBLE DEBENTURES AND LYON NOTES

The Offer is made only for Shares and is not made for any options, convertible debentures, convertible notes, or other rights (other than SRP Rights) to acquire Shares. Any holder of options, convertible debentures, convertible notes, or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise or convert such options, convertible debentures, convertibles notes, or other rights in order to obtain certificates representing Shares and deposit the Shares in accordance with the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such options, convertible debentures, convertible notes, or other rights to acquire Shares that the holder will have certificates representing the Shares received on such exercise or conversion available for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under ‘‘Manner of Acceptance — Procedure for Guaranteed Delivery’’ in Section 3 of the Offer.

If any holder of Options does not exercise such Options or any holder of Convertible Debentures or LYON Notes does not convert such Convertible Debentures or LYON Notes prior to the Expiry Time, such Options, Convertible Debentures or LYON Notes, as the case may be, will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See ‘‘Treatment of Options, Warrants, Convertible Debentures and LYON Notes’’ in Section 4 of the Circular.

The tax consequences to holders of Options, Convertible Debentures or LYON Notes of exercising or not exercising their Options, or converting or not converting their Convertible Debentures or LYON Notes, as the case may be, are not described under ‘‘Certain Canadian Federal Income Tax Considerations’’ in Section 18 of the Circular or ‘‘Certain U.S. Federal Income Tax Considerations’’ in Section 19 of the Circular. Holders of Options, Convertible Debentures or LYON Notes should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options or to convert or not convert their Convertible Debentures or LYON Notes.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all ‘‘Cdn.$’’ and ‘‘U.S.$’’ references in the Offer and the Circular and this Notice of Variation and Extension are to Canadian dollars and U.S. dollars, respectively.

As at October 12, 2006, the Federal Reserve Bank of New York quoted 10:00 a.m. (New York time) rate of exchange which appeared on Reuters Screen 1FED for U.S. dollars per Cdn.$1.00 was U.S.$ 0.8797. Although the Offer price per Share of Cdn.$86.00 will not vary, the U.S. dollar equivalent thereof will vary with the Canadian to U.S. dollar exchange rate.

FORWARD LOOKING STATEMENTS

Certain statements contained in the Offer and Circular under ‘‘Purpose of the Offer’’ and ‘‘Plans for Inco’’, in addition to certain statements contained elsewhere in the Offer and Circular and in this Notice of Variation and Extension, are ‘‘forward looking statements’’ and are prospective. Often, but not always, forward looking statements can be identified by the use of words such as ‘‘plans’’, ‘‘expects’’, ‘‘expected’’, ‘‘scheduled’’, ‘‘estimates’’, ‘‘intends’’, ‘‘anticipates’’, or ‘‘believes’’, or variations of such words and phrases or state that certain actions, events or results ‘‘may’’, ‘‘could’’, ‘‘would’’, ‘‘might’’ or ‘‘will’’ be taken, occur or be achieved. Such forward looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and CVRD to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements. CVRD and the Offeror disclaim any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

NOTICE OF VARIATION AND EXTENSION

TO:	SHAREHOLDERS OF INCO LIMITED

This Notice of Variation and Extension varies and supplements the Offer and Circular, pursuant to which the Offeror is offering to purchase all of the Shares on the terms and subject to the conditions contained herein.

Except as otherwise set forth in this Notice of Variation and Extension, the information, terms and conditions previously set forth in the Offer and Circular continue to be applicable in all respects and this Notice of Variation and Extension should be read in conjunction with the Offer and Circular, certain of the provisions of which are incorporated as described herein.

In accordance with Rule 14e-1(d) under the U.S. Exchange Act, as at 5:00 p.m. (Toronto time) on October 12, 2006 (2 business days prior to the amended Expiry Date of the Offer), approximately 22,408,850 Shares have been tendered and not withdrawn under the Offer.

1.	Recent Developments

Regulatory Approvals for the Offer

On October 5, 2006, the Offeror obtained an unconditional clearance from the European Commission under the EC Merger Regulation with respect to its Offer, and the Offeror is therefore free to proceed with the Offer under the EC Merger Regulation.

On September 28, 2006, the Offeror was formally advised by the Investment Review Division of Industry Canada that the Minister would exercise his right to extend the Investment Canada Act 45-day review period within which the Minister must render a decision for another 30 days. The Investment Canada Act allows the Minister to issue a net benefit ruling at any time during the review period.

2.	Extension of Offer

By notice to the Depositary given on October 13, 2006 and a press release issued by the Offeror, the Offeror has extended the time for acceptance of the Offer until midnight (Toronto time) on October 23, 2006, unless further extended. Accordingly, the definition of “Expiry Date” in the “Definitions” accompanying the Offer and Circular is deleted in its entirety and replaced with the following definition:

“Expiry Date” means October 23, 2006, or such later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror.

In addition, all references to October 16, 2006 in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery (to the extent they refer to the Expiry Date) are amended to refer to October 23, 2006.

3.	Time for Acceptance

The Offer is open for acceptance until midnight (Toronto time) on October 23, 2006, unless further extended.

4.	Manner of Acceptance

Shares may be deposited to the Offer in accordance with the provisions of Section 3 of the Offer, “Manner of Acceptance”.

5.	Take-Up of and Payment for Deposited Shares

The Offeror will take up and pay for Shares validly deposited to the Offer and not withdrawn as set forth in Section 6 of the Offer, “Take up of and Payment for Deposited Shares”.

6.	Right to Withdraw Deposited Shares

Shareholders have the right to withdraw Shares deposited pursuant to the Offer under the circumstances and in the manner described in Section 7 of the Offer, “Right to Withdraw Deposited Shares”.

7.	Adjustments

As set out in the Offer and Circular, in the event that Inco should declare, set aside, or pay, after September 1, 2006, any dividend (including a regular quarterly dividend in accordance with Inco’s current dividend policy), distribution or payment on the Shares, the cash consideration payable per Share pursuant to this Offer will be reduced by the amount of any such dividend, distribution or payment.

8.	Variations to the Offer and Circular

The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice of Variation and Extension in order to give effect to the variations in the terms and conditions of the Offer and the changes in the information to the Offer and Circular set forth in this Notice of Variation and Extension.

9.	Directors’ Approval

The contents of this Notice of Variation and Extension have been approved, and the sending thereof to the securityholders of Inco has been authorized, by the Board of Directors of each of CVRD and the Offeror.

10.	Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of Inco with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE OF CVRD CANADA INC.

DATED: October 13, 2006

The contents of this Notice of Variation and Extension have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of CVRD Canada Inc.

The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing, together with the Offer and Circular, does not contain any misrepresentation likely to affect the value or the market price of the Shares subject to the Offer.

(Signed) PEDRO JOSÉ RODRIGUES	(Signed) GUILHERME PERBOYRE CAVALCANTI
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) FÁBIO DE OLIVEIRA BARBOSA	(Signed) CLOVIS TORRES JUNIOR
Director	Director

APPROVAL AND CERTIFICATE OF COMPANHIA VALE DO RIO DOCE

DATED: October 13, 2006

The contents of this Notice of Variation and Extension have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized, by the board of directors of Companhia Vale do Rio Doce.

The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing, together with the Offer and Circular does not contain any misrepresentation likely to affect the value or the market price of the Shares subject to the Offer.

(Signed) ROGER AGNELLI	(Signed) FÁBIO DE OLIVEIRA BARBOSA
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) SÉRGIO RICARDO SILVA ROSA	(Signed) MÁRIO DA SILVEIRA TEIXEIRA JÚNIOR
Director	Director

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

By Mail P.O. Box 7025 31 Adelaide Street East Toronto, ON M5C 2T1 Attention: Corporate Actions	By Registered Mail, Hand or by Courier 100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions	By Facsimile Transmission Facsimile Number: (905) 771-4082 Attention: Corporate Actions

Toll Free (North America): 1-866-612-8058

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

Montreal		Vancouver	Calgary
By Hand	By Registered Mail or by Courier	By Registered Mail, Hand or by Courier	By Registered Mail, Hand or by Courier
650 de Maisonneuve Blvd. West	1500 University Street	510 Burrard Street	Western Gas Tower
Suite 700	Suite 700	2nd Floor	Suite 600, 530 8th Avenue S.W.
Montreal, Quebec	Montreal, Quebec	Vancouver, British Columbia	Calgary, Alberta
	H3A 3S8	V6C 3B9	T2P 3S8

The U.S. Forwarding Agent for the Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail: Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Hand or Overnight Courier: Attention: Corporate Actions 250 Royall Street Canton, MA 02021

The Dealer Managers for the Offer are:

In Canada
Credit Suisse Securities (Canada), Inc. One First Canadian Place, Suite 3000, P.O. Box 301 Toronto, ON M5X 1C9 Telephone: 416-352-4508	UBS Securities Canada Inc. 161 Bay Street, Suite 4100, P.O. Box 617 Toronto, ON M5J 2S1 Telephone: 416-350-2201
In the United States
Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, NY 10010-3629 Telephone: 1-800-319-5806	UBS Securities LLC 299 Park Avenue New York, NY 10171 Telephone: 1-877-211-0850

The Information Agent for the Offer is:

The Exchange Tower

130 King Street West, Suite 2950

P.O. Box 361

Toronto, Ontario M5X 1E2

Toll Free (North America): 1-866-381-4105

Banks, Brokers and International Call Collect: 1-416-867-2272

Email: contactus@kingsdaleshareholder.com

Any questions and requests for assistance may be directed by holders of Shares to the Depositary, the Dealer Managers or the Information Agent at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.